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              MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
               FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997

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                                                       1998           1997
                                                       ----           ----

1.  Net income                                    $10,502,085    $ 9,317,401

2.  Weighted average number of
    common shares outstanding
    during the period                              16,533,645     17,404,903

3.  Dilutive securities, primarily
    shares issuable upon exercise
    of stock options outstanding
    during period, based on higher
    of average or period-end values                   453,706        413,064

4.  Weighted average number of
    common shares outstanding
    during the period, assuming
    dilution (2 + 3)                               16,987,351     17,817,967

5.  Basic earnings per share
    (1 divided by 2)                                 $    .64       $    .54

6.  Diluted earnings per share
    (1 divided by 4)                                 $    .62       $    .52




On May 5, 1998, the Board of Directors declared a two-for-one stock split on the Company's Class A and Class B common stock in the form of a 100% stock distribution. The stock distribution is payable June 2, 1998 to shareholders of record on May 15, 1998. All per share amounts and numbers of shares have been adjusted in this report to reflect the stock split.
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